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                                                                    Exhibit 23.2

                   Consent of KPMG LLP, Independent Auditors


The Board of Directors
Nuvelo, Inc.:

We consent to the incorporation by reference herein of our report dated February 5, 2002, relating to the consolidated balance sheets of Nuvelo, Inc. (formerly Hyseq, Inc.) and subsidiaries, as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K/A (Amendment No. 2) of Nuvelo, Inc, and to the reference to our firm under the heading "Experts" in the prospectus.


                                  /s/ KPMG LLP



San Francisco, California
February 13, 2003